SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [X]

Check the Appropriate Box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Adverum Biotechnologies, Inc.
(Name of registrant as specified in its charter)

THE SONIC FUND II, L.P.
LAWRENCE KAM
JEAN BENNETT
JODI COOK
HERBERT HUGHES

 (Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[  ] Fee paid previously with preliminary materials:
[  ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement no.:
(3) Filing Party:
(4) Date Filed:

The Sonic Fund II, L.P., together with the other participants named herein (collectively, “Sonic”), has filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees for the Board of Directors of Adverum Biotechnologies, Inc., a Delaware corporation (the “Issuer”) at the Issuer’s 2021 annual meeting of stockholders.

On May 6, 2021, Sonic and its affiliates issued the following press release:
GLASS LEWIS JOINS ISS IN RECOMMENDING ADVERUM SHAREHOLDERS VOTE FOR ALL THREE INDEPENDENT SONIC DIRECTOR NOMINEES

Cites “Prescience” of Sonic’s Arguments Related to Studies of Safety Issues Regarding ADVM-022

Highlights Critical Skill Sets and Experience that Sonic’s Fully Independent Nominees Would Bring to Board

Sonic Urges Adverum Shareholders to Vote on GREEN Proxy Card FOR Election of All Three Independent and Highly Qualified Director Nominees to Board

Honolulu, HI – May 6, 2021 – The Sonic Fund II, L.P. (“Sonic”), which beneficially owns approximately 6.8% of the outstanding common stock of Adverum Biotechnologies, Inc. (NASDAQ: ADVM) (the “Company” or “Adverum”), today announced that leading proxy advisory firm Glass, Lewis & Co., LLC (“Glass Lewis”) has joined Institutional Shareholder Services Inc. (“ISS”) in recommending that Adverum stockholders vote FOR the election of Sonic’s three independent, highly qualified nominees (the “Nominees”) – Jean Bennett, Jodi Cook and Herbert Hughes – for election to the Company’s Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), which will be held on Wednesday, May 12, 2021.

In reaching its conclusion, Glass Lewis noted the following:1

•
“[S]ince the recent SUSAR event, the narrative of this proxy contest has completely turned, in our view, to the point where the board’s case against the Dissident now appears to be sorely lacking in credibility, while the Dissident’s arguments (particularly that the Company should direct greater attention towards resolving the safety issues of ADVM-022) seemingly carry a great deal of prescience.”

•	“Considering the recent SUSAR event and the implications thereof, we are inclined to agree with the Dissident’s case for the board change being sought here.”

•
“In our view, the Dissident has put forth a compelling slate of director nominees, most of whom have relevant experience and expertise in the medical field, who should be able to help the Company to navigate through its current situation. In particular, we highlight Dissident Nominees Jean Bennett and Jodi Cook, both of whom have a great deal of experience and expertise in the gene therapy field, as their biographies would attest to…”

•
“Meanwhile, we note that Dissident Nominee Herbert Hughes has extensive experience in the financial services industry, has held leadership roles in a diverse range of businesses (gaming, oil services, and investment banking), and currently serves as a director of Byrna Technologies, a publicly-traded defense technology firm. In our view, Mr. Hughes’ background and experience, particularly in financial markets and capital allocation, could help to round out the skill sets of, and provide a complementary perspective to the Company’s board, particularly one that is heavily weighted towards individuals with backgrounds in various medical fields.”

•
“[T]he recent SUSAR event has unfortunately laid bare the Company’s shortcomings in addressing the inflammation issue of its sole product candidate, ADVM-022. In light of the recent developments, we believe that change at the board level is warranted, and that the Dissident Nominees represent the more compelling slate of director candidates for the Company at this time.”

•	“Accordingly, we recommend that shareholders vote on the Dissident’s GREEN proxy card FOR all nominees.”

VOTE ON THE GREEN PROXY CARD TODAY

If you have voted a white card from Adverum, a later-dated Green card will revoke that vote

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting, LLC, which is assisting us, at its address and toll-free number listed on the following page. For more information, fellow stockholders can visit our website at https://www.saveadverum.com/investor-materials.”

If you have any questions regarding your GREEN proxy card or need assistance in voting your shares, please contact

Saratoga Proxy Consulting, LLC
520 8th Avenue
New York, NY 10018
Stockholders may call toll-free: (888) 368-0379
Banks and brokers call: (212) 257-1311
info@saratogaproxy.com

Contacts

Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Ann Marie Mellone 212-257-1311
jferguson@saratogaproxy.com / amellone@saratogaproxy.com

Media:

Sloane & Company
Joe Germani / Sarah Braunstein
jgermani@sloanepr.com / sbraunstein@sloanepr.com

1 Permission to quote Glass Lewis was neither sought nor obtained. Emphasis added.